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                                                                   EXHIBIT 99.4

                          Tender for all Outstanding
                             7.900% notes due 2005
                             8.375% notes due 2012
                             8.750%notes due 2032

                                in Exchange for
                             7.900% notes due 2005
                             8.375% notes due 2012
                             8.750% notes due 2032
          that have been registered under the Securities Act of 1933 of
                          SPRINT CAPITAL CORPORATION
                         Unconditionally Guaranteed by
                              SPRINT CORPORATION

To Registered Holders:

   We are enclosing with this letter the material listed below relating to the offer (the "Exchange Offer") by Sprint Capital Corporation, a Delaware corporation (the "Company"), to exchange its 7.900% notes due 2005, 8.375% notes due 2012 and 8.750% notes due 2032 (collectively, the "New Notes") that have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of the Company's issued and outstanding 7.900% notes due 2005, 8.375% notes due 2012 and 8.750% notes due 2032 (collectively, the "Old Notes") upon the terms and subject to the
conditions set forth in the Prospectus, dated           , 2002, and the related
Letter of Transmittal.

   Enclosed herewith are copies of the following documents:

    1. Prospectus dated         , 2002;

    2. Letter of Transmittal;

    3. Notice of Guaranteed Delivery; and

    4. Instructions to Registered Holder and/or DTC Participant from Beneficial Owner.

   We urge you to contact your clients promptly. Please note that the Exchange
Offer will expire at 5:00 p.m., New York City time, on         , 2002, unless
extended.

   The Exchange Offer is not conditioned upon any minimum number of Old Notes being tendered.

   Pursuant to the Letter of Transmittal, each holder of Old Notes will represent to the Company that (i) the holder has full power and authority to tender, exchange, assign and transfer the Old Notes surrendered, and the Company will acquire good and unencumbered title to the Old Notes being surrendered, free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sale arrangements or other obligations relating to their sale or transfer, and not subject to any adverse claim when the Old Notes are accepted by the Company, (ii) the New Notes being acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving the New Notes, whether or not that person is the holder of Old Notes, (iii) neither the holder of the Old Notes nor any other person acquiring the New Notes in the Exchange Offer through such holder, whether or not that person is the holder of Old Notes, is participating in, has an intent to participate in or has any arrangement or understanding with any other person to participate in the distribution of

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the New Notes, (iv) if the holder or any other person acquiring the New Notes pursuant to the Exchange Offer through the holder, whether or not that person is the holder of Old Notes, is a broker-dealer or is participating in the Exchange Offer for the purpose of distributing the New Notes, it agrees to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale of New Notes and acknowledges that it cannot rely on the position of the staff of the Securities and Exchange Commission set forth in no-action letters; (v) the holder or any other person acquiring the New Notes pursuant to the Exchange Offer through the holder, whether or not that person is the holder of Old Notes, understands that any secondary resale transaction and any resales of New Notes it obtains in exchange for Old Notes acquired by it directly from the Company should be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K of the Securities and Exchange Commission; (vi) neither the holder nor any other person acquiring the New Notes pursuant to the Exchange Offer through the holder, whether or not that person is the holder of Old Notes, is an "affiliate", as defined in Rule 405 under the Securities Act, of the Company or Sprint Corporation, a Kansas corporation ("Sprint") or, if the holder or any such person is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable, and (vii) if the holder or any other person acquiring the New Notes pursuant to the Exchange Offer through the holder, whether or not that person is the holder of Old Notes, is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, it acknowledges that it will deliver a prospectus in connection with any resale of New Notes. By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of New Notes, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

   The enclosed Instructions to Registered Holder and/or DTC Participant from Beneficial Owner contains an authorization by the beneficial owners of the Old Notes for you to make the foregoing representations.

   The Company will not pay any fee or commission to any broker or dealer or to any other persons (other than the exchange agent for the Exchange Offer) in connection with the solicitation of tenders of Old Notes pursuant to the Exchange Offer. The Company will pay or cause to be paid any transfer taxes payable on the transfer of Old Notes to it, except as otherwise provided in Instruction 6 of the enclosed Letter of Transmittal.

   Additional copies of the enclosed material may be obtained from the undersigned.

                                          Very truly yours,

                                          Bank One Trust Company, N.A.

   NOTHING CONTAINED IN THIS LETTER OR IN THE ENCLOSED DOCUMENTS WILL CONSTITUTE YOU THE AGENT OF THE COMPANY OR SPRINT OR THE EXCHANGE AGENT OR AUTHORIZE YOU TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON THEIR BEHALF IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED IN THOSE DOCUMENTS.